Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2012

Name of Subsidiary	Country	Percentage of Ownership and Control
Teva Canada Limited	Canada	100
Pliva Hrvatska d.o.o.	Croatia	100
Teva Czech Industries s.r.o.	Czech Republic	100
Teva Santé S.A.S.	France	100
Cephalon France S.A.S.	France	100
Merckle GmbH	Germany	100
Teva GmbH	Germany	100
ratiopharm GmbH	Germany	100
CT- Arzneimittel GmbH	Germany	100
Teva Pharmaceutical Works Private Limited Company	Hungary	100
Norton (Waterford) Limited	Ireland	100
Teva Pharmaceutical Industries Ltd	Israel	100
Teva Italia S.r.l.	Italy	100
Teva Pharma Japan, Inc.	Japan	100
Teva Pharmaceuticals Polska sp. z o.o	Poland	100
Teva LLC	Russia	100
Teva Pharma S.L.	Spain	100
Teva Pharmaceuticals Europe B.V	The Netherlands	100
Pharmachemie Holding B.V	The Netherlands	100
Teva UK Limited	United Kingdom	100
Ivax UK Limited	United Kingdom	100
Teva Pharmaceuticals USA, Inc.	United States	100
Teva API, Inc.	United States	100

In addition to the subsidiaries listed above, we have operations in various strategic and important locations, including China, India, Turkey and other emerging and smaller markets.